UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Name of Issuer:  The Alpine Group, Inc.

Title of Class of Securities:  Common Stock, $.01 par value.

CUSIP Number:  020825105

       (Name, Address and Telephone Number of Person
     Authorized To Receive Notices and Communications)

                      Craig A. Drill
               c/o Craig Drill Capital L.P.
                     767 Fifth Avenue
                 New York, New York  10153

  (Date of Event which Requires Filing of this Statement)

                         11/26/97

If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of
Rule 13d-1(b)(3) or (4), check the following box [   ].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  020825105

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

         Craig A. Drill


2.  Check the appropriate box if a member of a group

    a.
    b.


3.  SEC Use Only


4.  SOURCE OF FUNDS

         AF


5.  Check if Disclosure of Legal Proceedings is Required
    Pursuant to Items 2(d) of 2(e)


6.  Citizenship or Place of Organization

         U.S.


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH

7.  Sole Voting Power




8.  Shared Voting Power

         1,116,300

9.  Sole Dispositive Power




10. Shared Dispositive Power

         1,116,300


11. Aggregate Amount Beneficially Owned by Each Reporting Person

         1,116,300


12. Check Box if the Aggregate Amount in Row (11) Excludes
              Certain Shares*


13. Percent of Class Represented by Amount in Row (11)

         6.55%


14. Type of Reporting Person*

         IN

              *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  020825105

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

         Craig Drill Capital, L.L.C.


2.  Check the appropriate box if a member of a group

    a.
    b.


3.  SEC Use Only


4.  SOURCE OF FUNDS

         AF


5.  Check if Disclosure of Legal Proceedings is Required
Pursuant to Items 2(d) of 2(e)


6.  Citizenship or Place of Organization

         U.S.


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH

7.  Sole Voting Power




8.  Shared Voting Power

         1,116,300

9.  Sole Dispositive Power




10. Shared Dispositive Power

         1,116,300


11. Aggregate Amount Beneficially Owned by Each Reporting Person

         1,116,300


12. Check Box if the Aggregate Amount in Row (11) Excludes
              Certain Shares*


13. Percent of Class Represented by Amount in Row (11)

         6.55%


14. Type of Reporting Person*

         CO

              *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  020825105

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

         Craig Drill Capital L.P.


2.  Check the appropriate box if a member of a group

    a.
    b.


3.  SEC Use Only


4.  SOURCE OF FUNDS

         WC


5.  Check if Disclosure of Legal Proceedings is Required
Pursuant to Items 2(d) of 2(e)


6.  Citizenship or Place of Organization

         U.S.


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH

7.  Sole Voting Power




8.  Shared Voting Power

         1,116,300

9.  Sole Dispositive Power




10. Shared Dispositive Power

         1,116,300


11. Aggregate Amount Beneficially Owned by Each Reporting Person

         1,116,300


12. Check Box if the Aggregate Amount in Row (11) Excludes
              Certain Shares*


13. Percent of Class Represented by Amount in Row (11)

         6.55%


14. Type of Reporting Person*

         PN

              *SEE INSTRUCTIONS BEFORE FILLING OUT!

This Amendment No. 2 to Schedule 13D is being filed on behalf of Mr. Craig Drill, Craig Drill Capital, L.L.C. and
Craig Drill Capital L.P. to correct a mistake in Item 13 of the cover page that relates to Mr. Drill by changing his beneficial ownership of the Common Stock of The Alpine
Group, Inc. ("AGI") from 6.20% to 6.55%.


Item 1.  Security and Issuer

         No change.



Item 2.  Identity and Background

         No change.



Item 3.  Source and Amount of Funds or Other Consideration

         No change.



Item 4.  Purpose of Transaction

         No change.



Item 5.  Interest in Securities of the Issuer

         No change.



Item 6.  Contracts, Arrangements, Understandings of
         Relationships With Respect to Securities of the Issuer

         No change.

Item 7.  Material to be Filed as Exhibits

         Not applicable.



Signature

The undersigned, after reasonable inquiry and to the best of his knowledge and belief, certifies that the information set forth in this statement is true, complete and correct.



December 11, 1997


                             /s/ Craig A. Drill
                             Craig A. Drill

                             Craig Drill Capital L.L.C.

                             By:/s/ Craig A. Drill
                                  Craig A. Drill
                                  Managing Member


                             Craig Drill Capital L.P.

                             By: Craig Drill Capital L.L.C.,
                                    its general partner


                             By:/s/ Craig A. Drill
                                  Craig A. Drill
                                  Managing Member













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